UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2025

Commission file number 001-39531

PROCESSA PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	45-1539785
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

601 21st Street, Suite 300 Vero Beach, FL 32960
(Address of Principal Executive Offices, Including Zip Code)

(772) 453-2899
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock: Par value $.0001	PCSA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2025, Processa Pharmaceuticals, Inc. (the “Company”) entered into securities purchase agreements (the “Securities Purchase Agreement”) with accredited investors pursuant to which the Company sold, in a best efforts registered public offering (the “Offering”), (i) 14,310,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) Pre-Funded Warrants to purchase up to 13,690,000 shares of common stock in lieu of shares of common stock (the “Pre-Funded Warrants”); and (iii) Common Warrants to purchase up to 28,000,000 shares of common stock (the “Common Warrants”). We sold one share of our common stock and accompanying Common Warrant at a combined price of $0.25 per Share, and a Pre-Funded Warrant and accompanying Common Warrant at a combined price of $0.2499 per share.

The Common Warrants have an exercise price of $0.25 per share, are immediately exercisable and expire five years after their original issuance. The Pre-Funded Warrants have an exercise price of $0.0001, are immediately exercisable and will remain exercisable until exercised in full.

H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as the Company’s exclusive placement agent in the Offering. The Company has agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds raised in the Offering. The Company has also agreed to pay the Placement Agent a non-accountable expense allowance of up to $50,000, reimburse the placement agent for its legal fees and expenses in an amount of up to $100,000, and for its clearing expenses in the amount of $15,950. In addition, the Company issued to the Placement Agent warrants (the “Placement Agent Warrants”) to purchase 1,120,000 shares of our common stock at an exercise price equal $0.3125.

The Offering closed on June 18, 2025. The gross proceeds to the Company from the Offering were approximately $6.3 million (excluding any proceeds that may be received upon the exercise of the Common Warrants), before deducting the Placement Agent fees and other Offering expenses payable by the Company. The Company anticipates using the net proceeds from the Offering to continue the Phase 2 clinical trial of NGC-Cap and for working capital and other general corporate purposes. The Securities Purchase Agreement provides that, subject to certain exceptions, the Company agreed not to effect or enter into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents for a period of sixty (60) days and will not directly or indirectly offer to sell, sell, grant any option to sell or otherwise dispose of shares of its Common Stock or any securities convertible into, exercisable or exchangeable for its shares of Common Stock in any “at-the-market,” continuous equity, equity lines, or variable rate transaction, for a period of six (6) months after the Closing Date of the Offering, provided that the foregoing shall not apply, following the ninety (90) day anniversary of the Closing Date, to an equity line of credit and an “at-the-market” offering in which the Placement Agent is the sales agent.

The securities were offered and sold pursuant to the Company’s Registration Statement on Form S-1 (Registration No. 333-287997) previously filed with the Securities and Exchange Commission (the “Commission”) and declared effective on June 17, 2025.

The foregoing summaries of the terms of the Securities Purchase Agreement, Common Warrants, Pre-Funded Warrants, and Placement Agent Warrants are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.1, 4.1, 4.2, and 4.3 respectively, and are incorporated herein by reference. The provisions of the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or as stated therein and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to the documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

Item 7.01 Regulation FD Disclosure.

On June 17, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
4.1	Form of Common Warrant
4.2	Form of Pre-Funded Warrant
4.3	Form of Placement Agent Warrant
10.1	Form of Securities Purchase Agreement, dated June 17, 2025, by and between Processa Pharmaceuticals, Inc. and each of the Purchasers (as defined therein).
99.1	Press release by Processa Pharmaceuticals, dated June 17, 2025.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on June 18, 2025.

PROCESSA PHARMACEUTICALS, INC.
Registrant

By:	/s/ George Ng
George Ng
Chief Executive Officer